UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 27, 2016

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 27, 2016, EnteroMedics Inc. (the “Company”) commenced a tender offer to exchange certain outstanding options to purchase shares of the Company’s common stock granted under the Company’s Amended and Restated 2003 Stock Incentive Plan held by its employees for new options as described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated May 27, 2016 (the “Exchange Offer”). The Exchange Offer expired at 6:00 p.m. Central Time on June 27, 2016. Pursuant to the Exchange Offer, Eligible Optionholders (as defined in the Exchange Offer documents) tendered, and the Company accepted for cancellation, Eligible Options (as defined in the Exchange Offer documents) to purchase an aggregate of 449,706 shares of the Company’s common stock, representing 100% of the total shares of common stock underlying the Eligible Options.

On June 27, 2016, the Company granted new options to purchase 75,819 shares of the Company’s common stock in exchange for the cancellation of the tendered Eligible Options. The exercise price per share of the new options granted in the Exchange Offer is $0.3325, which was the closing price per share of the Company’s common stock on the NASDAQ Capital Market on June 27, 2016. Each new option has a new vesting schedule and vests such that one-third of the shares underlying the option are immediately vested on the date of grant and the remaining shares vest monthly for 24 months, conditioned on the employee’s continued employment with the Company through each applicable vesting date. Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the new options will become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the new option will immediately vest and will be exercisable for five years following termination of employment. The new options are non-qualified stock options for U.S. federal income tax purposes and have a term of seven years from the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Compliance Officer

Date: June 27, 2016